Exhibit 10.10

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) dated as of this 28th day of November. 2011 (the “Effective Date”) by and between JUST GREENS, LLC, a Delaware limited liability company with the address of 114 Hinshaw Road, Ithaca. NY 14850 (the “Company”) and David Rosenberg, an individual with an address of 18 Half Moon Isle, Jersey City, NJ 07305 (the “Executive”).

WITNESSETH

WHEREAS, the Company is a leading developer of farming systems technology; and

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed pursuant to the terms and conditions set forth below; and

NOW THEREFORE, in consideration of the foregoing agreements, covenants, and representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties intending to be legally bound hereby agree as follows:

1.	Appointment and Scope

1.1	Appointment. The Company hereby appoints Executive as Chief Executive Officer of the Company and Executive hereby accepts such appointment. Subject to Section 1.5, the duties and responsibilities of Executive shall include the duties and responsibilities for Executive’s corporate offices, and positions as set forth in the Company’s Operating Agreement, as amended from time to time, and such other duties and responsibilities as the Company’s Board of Directors (the “Board”) may from time to time assign and make known to Executive. Executive shall report exclusively to the Board throughout the Employment Term (as such term is defined in Section 2). In addition, the Company shall take all action necessary to cause Executive to be elected as a member of the Board at all times during the Employment Term. Executive undertakes to perform his obligations and duties owing to the Company hereunder faithfully, diligently, and skillfully in the best interests of the Company.

1.2	Location. The Executive’s office shall be at a mutually agreeable place not yet determined. The parties hereto acknowledge however that Executive shall be required to travel from time to time in connection with the performance of his duties hereunder.

1.3	Efforts. During the Employment Term, and except as otherwise agreed by the Company and Executive, Executive shall (i) except for illness. vacation and reasonable leaves of absence, perform his duties owing to the Company hereunder on a full-time basis and (ii) not undertake or accept any other paid or unpaid employment or occupation or engage in or be associated with, directly or indirectly, any other businesses, duties, or pursuits, except with the prior written consent of the Board. Notwithstanding the foregoing, however, nothing in this Agreement shall be construed to prevent. Executive, without the approval of the Board, from (i) serving as a director of or advisor to other corporations and business entities not competing with the Company in a manner that does not adversely affect his duties under this Agreement, (ii) engaging in religious, charitable or other community or nonprofit activities that do not impair his ability to fulfill his duties under this Agreement (including, without limitation, serving as Chairman of the Board of Hycrete, Inc.; Chairman of the Advisory Board of Agsquared, LLC; and service on the Board of Advisors for the Cleantech Fund of Wermuth Asset Management; the .Board of Advisors for the non-profit Carbon Sequestration Trust ; and as Adjunct Professor at NYU Stern School of Business. In addition to the foregoing. Executive may serve from time to time as a consultant to and/or employee of companies with whom the Company may have or seek to have a joint venture, supplier or customer, or other business relationship, as may be mutually agreed upon by the Company and Executive.

1.4	Execution of Contracts. Executive is authorized to sign contracts, agreements, and other commitments on behalf of the Company, or any person or entity that is controlling, controlled by, or under common control with the Company (hereafter, “Affiliates”). only in accordance with (i) the authority granted to the offices held by Executive under the Company’s Operating Agreement, as amended from time to time, and (ii) signature rights, resolutions, and powers of attorney which may be adopted or issued from time to time by the Board or any Affiliate’s board of directors.

1.5	Capital Expenditures. Notwithstanding Section 1.4, and except as otherwise previously approved by the Board (in its annual budget or otherwise), Executive shall not incur any capital expenditure on behalf of the Company that, individually, exceeds fifteen percent (15%) of the Company’s annual budget for capital expenditures without the prior written consent of the Board.

2.	Term. The Executive’s employment under this Agreement shall commence on the date hereof (the “Commencement Date”), and shall continue until terminated in accordance with Section 7 of this Agreement. The period of employment beginning on the Commencement Date and ending upon termination hereof shall be referred to herein as the “Employment Term.”

3.	Compensation and Benefits.

3.1	Salary. During the Employment Term the Company shall pay the Executive an annual gross salary in an amount to be mutually agreed upon at the beginning of each year (the “Base Salary”), payable no less frequently than monthly in accordance with the Company’s ordinary payroll practices. The Base Salary shall be reviewed annually by the Board. Executive shall also be eligible to receive such bonus and incentive compensation (“Incentive Compensation”) as may be approved from time to time by the Board, acting in its sole discretion. The Company shall deduct from the Executive’s Base Salary payments and from any such Incentive Compensation, all necessary Federal. State, or local withholding taxes,social security contributions, and any other amounts which may be required to be deducted or withheld by the Company pursuant to any Federal, State or local law, rule or regulation.

3.2	Other Benefits. During the Employment Term, the Executive shall be entitled to participate in all medical, dental, pension, life insurance, disability insurance, and other employee benefit plans and programs generally maintained by the Company from time to time, according to the Company’s regular terms and conditions subject to eligibility and vesting requirements. Nothing in this Agreement shall require the Company at any time to create or continue such plan or program, or to fix, amend, or retain eligibility requirements so as to include the Executive.

3.3	Vacation. The Executive shall be entitled to four weeks paid vacation days each calendar year in accordance with standard. Company vacation policy.

3.4	Sick Days. The Executive shall be entitled to sick leave in accordance with the Company’s policy.

3.5	Expenses. During the Employment Term, the Company shall reimburse Executive all ordinary and necessary business expenses and travel and living expenses reasonably incurred in the performance of Executive’s duties and obligations under this Agreement. All expenses shall be reimbursed in accordance with Company’s expense reimbursement policy, upon presentation of appropriate receipts therefor.

3.6	Recordkeeping. The Executive shall submit to the Company regular reports regarding expenses, holidays, and absences, in accordance with the Company’s policies.

3.7	Total Compensation. The compensation and benefits set forth in Sections 3.1 through 3.5, 7.1 through 7.6 and 8.3 are and shall be the full and complete compensation and benefits payable by the Company for Executives duties performed hereunder.

4.	Executive Representations and Warranties. The Executive represents and warrants to the Company that the execution, delivery, and performance of this Agreement: (i) will not constitute a default under or breach of any other agreement or instrument to which the Executive is a party or by which the Executive is hound. including without limitation any confidentiality or non-competition agreements; and (ii) does not require the consent of any person or entity. The Executive also represents and warrants that, as of the date of this Agreement, he is not employed or retained by any other person or entity, whether with or without compensation, except .as set forth in Section 1.3 above..

5.	Non-Disclosure.

5.1	The Executive is prohibited from using or disclosing to the Company any confidential or proprietary information and trade secrets of any former employer during the Employment Term.

5.2	Executive shall enter into the Company’s Proprietary Information and Invention Assignment Agreement included in Schedule A (the “PIIA Agreement”), which forms an integral part hereof

5.3	During the Employment Term and thereafter, Executive shall keep in confidence and trust all Proprietary Information (as defined in the PIIA Agreement) (“Proprietary Information”). Executive will not use or disclose any Proprietary Information without the advance written consent of the Company, except as may be necessary (i) in the ordinary course of performing Executive’s duties hereunder during the Employment Term, or (ii) to comply with any request for Proprietary Information made by any Federal, State, local or foreign court or legislative, executive, administrative, or regulatory agency, following Executive’s provision of any such request to the Board and coordination in advance of any disclosure and any response to such request with the Company’s legal counsel.

5.4	Executive hereby acknowledges that all patents, trademarks, mask works, copyrights, trade secrets, and other proprietary rights and intellectual property (collectively “IP Rights”), if any, throughout the world with respect to all works originated, conceived, written, or made by Executive during the course or in the exercise of Executive’s duties and responsibilities hereunder, shall be owned exclusively by the Company. All works shall be deemed “works for hire” Executive hereby and pursuant to the terms and conditions of the PIIA Agreement, assigns and transfers, and shall execute all documents necessary to assign or otherwise transfer all IP Rights to the Company. Executive agrees to reasonably assist the Company, at the Company’s expense, in applying for patents, trademarks, copyrights and other intellectual property rights in connection with any such IP Rights.

6.	Non-Solicitation and Non-Competition.

6.1	Protecting Company Proprietary Information. In order to protect the Company’s rights in and to the Proprietary Information and to ensure that no unfair advantage is taken of Executive’s knowledge of and access to the Proprietary Information, all of which has been developed at great cost and expense by the Company, Executive shall not during the Employment Term and (i) for a period of two (2) years following the effective date of his termination of employment if Executive’s employment has terminated under Section 7.1; or (ii) for a period of twelve (12) months following the effective date of his termination of employment if Executive’s employment has terminated under Section 7.2 or 7.4:

(i)	Solicit or assist any other person to solicit, any directly competitive business other than for the Company, from any present or past customer of the Company if the effect of such solicitation is to reduce or restrict such customer’s business dealings with the Company, or request or advise any present customer of the Company to withdraw, cancel, or restrict its business dealings with the Company, or knowingly commit or assist others to commit any other act which injures the business of the Company;

(ii)	Directly or indirectly solicit or encourage any employee of the Company to resign from or leave the Company, or after the Employment Term, hire any employee who has left the employment of the Company, if such hiring is proposed to occur within six (6) months after the termination of such employee’s employment with the Company;

(iii)	Directly or indirectly solicit or encourage any consultant or other independent contractor then under contract with the Company to cease work with or for the Company;

(iv)	Cause or induce, or attempt to cause or induce, any person or firm supplying goods, services, or credit or other financing to the Company to cease or diminish the furnishing of such goods, services or credit, other than any such diminishment or cessation due to Executive no longer being employed by the Company;

(v)	Knowingly commit any other act with the intent of or having the effect of materially injuring the business of the Company; or

(vi)	Directly or indirectly, as an employee, employer, consultant, agent, principal, partner, manager, stockholder, officer, director, or in any other representative capacity. engage or participate in any business that is directly competitive with any area of business of the Company for which Executive had significant involvement during the Employment Term, provided however, that the foregoing restriction in this clause shall not prohibit Executive from owning, following the termination of Executive’s employment, less than one percent (1%) of any class of any directly competitive entity’s publicly-traded voting securities.

6.2	Enforcement by Injunction. The Executive acknowledges and agrees that the covenants and obligations of the Executive contained in Section 6.1 above relate to special, unique, and extraordinary matters, are reasonable and necessary to protect the legitimate interests of the Company, and that a breach thereof will cause the Company irreparable injury for which adequate remedies at law are not available. Therefore, the Executive agrees that the Company shall be entitled to seek an injunction, restraining order, or other equitable relief from any court of competent jurisdiction, restraining the Executive from any threatened or actual breach of Section 6.1. If any such court determines that any of the provisions set forth in Section 6.1 are invalid or unenforceable, such provision(s) shall be valid and enforced to the maximum extent permitted by law, and this Agreement will be interpreted as if such invalid clauses or covenants were not contained herein.

7.	Termination.

7.1	Termination for Cause. The Company may terminate the Employment Term at any time immediately for Cause (as such term is defined below) upon written notice to the Executive. If Executive’s employment is terminated for Cause, Executive shall be entitled to receive (ii the unpaid portion of the Base Salary then in effect accrued through. the effective date of the termination of Executive’s employment hereunder; and (ii) payment for any unused vacation days which have accrued through the effective date of the termination of Executive’s employment. in each case to be paid on such effective date, the vested portion of any incentive Compensation which has accrued through the effective date of the termination of Executive’s employment. Executive shall he deemed to have forfeited all other compensation and payments as a result of the activities giving rise to the termination for Cause. For the purposes of this Section 7, the term “Cause” shall mean: (i) fraud or misappropriation of property belonging to the Company to the material detriment of the Company. (ii) dishonesty in the performance of Executive’s duties under this Agreement, or (iii) an act or acts on the Executive’s part constituting a felony or constituting any crime involving moral turpitude or dishonesty under the laws of the United States or any state thereof

7.2	Termination by Reason of Permanent Disability. If at any time during the Employment Term, Executive has been or will be unable to perform the essential functions of his position by reason of a physical or mental impairment that is reasonably expected to be permanent or that has been continuing for a period of at least three (3) continuous months in any twelve (12) month period, (a “Permanent Disability”). Executive’s employment hereunder may be terminated by the Company upon thirty (30) days’ written notice to Executive. If the Company and Executive or his legal representative disagrees as to whether Executive has a Permanent Disability, the existence of a Permanent Disability hereunder shall be determined by a physician mutually satisfactory to Executive and the Company. The fees and expenses of the physician under this Section 7.2 shall be borne (i) by the Company in the event that the physician determines that there is no Permanent Disability; or (ii) by Executive in the event that the physician determines that there is a Permanent Disability. Until such time as Executive’s employment is terminated by reason of Permanent Disability, the Company shall pay and provide to Executive all compensation and other benefits to which Executive is entitled hereunder. If Executive’s employment is terminated by reason of Permanent Disability, Executive shall be entitled to receive (i) the unpaid portion of the Base Salary then in effect which has accrued through the effective date of the termination of Executive’s employment; (ii) the unpaid portion of any Incentive Compensation Which has accrued through the effective date of the termination of Executive’s employment under any applicable incentive Compensation plan or agreement approved by the Board; (iii) payment for any unused vacation days that have accrued through the effective date of the termination of Executive’s employment; and (iv) such disability benefits as are provided under any of the Company’s benefit plans in which Executive participated during his employment term and at the time of his termination. Payments for accrued Base Salary, Incentive Compensation and vacation days covered by clauses (i), (ii) and (iii) of the immediately preceding sentence shall be paid on the effective date of the termination of Executive’s employment and payments covered by clause (iv) of the immediately preceding sentence shall be paid in accordance with the Company’s regular payroll practices.

7.3	Termination by Reason of Death. If Executive’s employment is terminated by reason of his death. Executive’s estate shall be entitled to receive (i) the unpaid portion of the Base Salary then in effect which has accrued through the date of Executive’s death; (ii) the unpaid portion of any Incentive Compensation which has accrued through the date of Executive’s death under any applicable incentive Compensation plan or agreement approved by the Board; (iii) payment for unused vacation days that have accrued through the date of Executive’s death; and (iv) such death benefits as are provided under any of the Company’s benefit plans in which Executive was enrolled and participated at the time of Executive’s death. The payments covered by clauses (i), (ii) and (iii) of the immediately preceding sentence shall be paid within thirty (30) days after the Executive’s death or on such earlier date as may be required by applicable law.

7.4	Termination without Cause. The Company may terminate Executive’s employment at any time without Cause upon thirty (30) days’ prior written notice to the Executive. In the event of a termination covered by this Section 7.4, Executive shall be entitled to receive the unpaid portions of the Base Salary then in effect that have accrued through the effective date of Executive’s termination of employment; (ii) the unpaid portion of any Incentive Compensation which has accrued through the effective date of the termination of Executive’s employment under any applicable Incentive Compensation plan or agreement approved by the Board; (iii) payment for unused vacation days that have accrued through the effective date of Executive’s termination of employment; and (iv) any other benefits provided under any of the Company’s benefit plans in which. Executive and his immediate family members participated. Payments for accrued Base Salary. Incentive Compensation and vacation days covered by clauses (i), (ii) and (iii) of the immediately preceding sentence shall be paid on the effective date of the termination of Executive’s employment.

7.5	Purchase of Executive’s Interest Post-Termination. In the event of Executive’s termination by the Company with Cause during the first twenty-four months following the date of this Agreement, the Company shall have the option to buy out that portion of the Executive’s equity interest in the Company which has not become vested as of the date of such termination or resignation, to the extent provided in the Operating Agreement.

7.6	Return of Company Property. Upon the termination of Executive’s employment for any reason, Executive or his legal representative shall promptly deliver to the Company all books, documents, papers (including copies), materials, credit cards, keys and-other property of or relating to the business of the Company or its Affiliates, which are in or under Executive’s possession, custody, or control at the time of his termination.

7.7	Payment of Expenses. In addition to the foregoing, upon the termination or resignation of the Employee, with or without Cause. Executive shall be entitled to receive reimbursement for all expenses incurred pursuant to Section 3.5, in each case to be paid within thirty (30) days after the later of (x) the effective date of such termination or (y) the date on which Executive submits appropriate receipts for such expenses in accordance with. Section 3.5.

8.	Miscellaneous.

8.1	No Waiver. No delay, failure, or forbearance to exercise any right, power, or remedy accruing to either party hereto upon breach or default under this Agreement shall be deemed a waiver of any prior or subsequent breach or default of this Agreement, nor affect the validity of any provision herein.

8.2	No Assignment. This Agreement is personal and neither of the parties hereto shall, without the written consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, provided however that nothing contained in this Section 8.2 shall preclude: (i) the Executive from designating a beneficiary to receive any benefit payable hereunder upon his death; or (ii) the executors, administrators, or other legal representatives of the Executive or his estate from assigning any rights hereunder to entitled individuals.

8.3	Insurance and Indemnification. The Company agrees to indemnify Executive to the fullest extent permitted under applicable laws with respect to any acts or omissions Executive may have committed or been alleged to have committed in his capacity as the Company’s Chief Executive Officer and to include him as an insured under the Company’s directors’ and officers’ liability insurance policy.

8.4	No Right of Setoff. Subject to any tax payments, withholdings, or deductions under this Agreement, the Company shall have no right of setoff or counterclaim with respect to any amount payable to or benefit owed to Executive, any of his beneficiaries, or Executive’s estate hereunder.

8.5	Governing Law and Forum. This Agreement shall be governed by and construed in accordance with the laws of the New York applicable to contracts made and to he performed wholly within such state, and without regard to conflicts of laws principles. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AGREES THAT ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY BE BROUGHT IN THE STATE COURTS OF NEW YORK AND ‘ME FEDERAL COURTS HAVING JURISDICTION THEREIN, EXPRESSLY SUBMITS TO THE PERSONAL JURISDICTION AND VENUE OF SUCH COURTS FOR THE PURPOSES THEREOF, AND EXPRESSLY WAIVES ANY CLAIM OF IMPROPER VENUE AND ANY CLAIM THAT SUCH COURTS ARE AN INCONVENIENT FORUM.. THE PARTIES HEREBY ALSO IRREVOCABLY Y CONSENT TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH SUIT, ACTION, OR PROCEEDING BY TH METHODS PERMISSIBLE PURSUANT TO THE RULES OF SUCH COURTS THEN IN EFFECT.

8.6	Survival. All agreements, covenants, and representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement. Upon termination of this Agreement. Sections 4 through this Section 8 shall survive indefinitely.

8.7	Notices. All notices and requests required or authorized hereunder shall, except where specifically provided otherwise or as required by applicable law, be given in writing by: (i) personal delivery; (ii) facsimile; (iii) reputable overnight courier; or (iv) registered or certified mail addressed to the party intended at its address set forth in the caption, or such other address as each party may hereafter specify from time to time. Notice shall he effective as of the date of delivery in the case of personal delivery and facsimile, as of the next business day after deposit with a reputable overnight courier service, or as of the fifth (5th) day after deposit for registered or certified mail delivery.

8.8	Integration. This Agreement sets forth the entire agreement between the parties hereto on the subject hereof and supersedes any previous oral or written agreements, understandings, memoranda, emails, letters, correspondences, or representations on this subject matter except for agreements specifically referenced in this Agreement. This Agreement may be amended, modified, or supplemented only by writing, signed by both parties.

8.9	Severance. If any one or more of the terms of this Agreement shall for any reason be held to be invalid or unenforceable, such term shall be construed in a manner which enables it to be enforced to the extent compatible with applicable laws. Any determination of the invalidity or unenforceability of any provision of the Agreement shall not affect the remaining provisions hereof unless the purpose of this Agreement is substantially frustrated thereby.

8.10	Section References. Unless otherwise expressly stated, all references to “Sections” shall mean the Sections of this Agreement.

8.11	Headings. The headings of the Sections of this Agreement are inserted merely for convenience and ease of reference and shall not affect or modify the meaning of any of the terms and conditions of this Agreement.

8.12	Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays. Sundays, and holidays, provided that if the final day of any time period falls on a Saturday. Sunday, or holiday on which the Federal banks are or may elect to be closed, the final day shall be deemed to be the next day which is not a Saturday. Sunday, or such holiday.

8.13	Counterparts. This Agreement may be executed in two (2) counterparts, each of which shall be deemed an original and both of which shall constitute one and the same agreement.

8.14	Facsimile Signatures. This Agreement may be signed and sent by facsimile, and shall be valid and binding upon delivery of the signed copy by facsimile.

8.15	Legal Fees and Expenses. In the event that any litigation, arbitration or mediation is commenced to contest or dispute any termination of this Agreement or to obtain or enforce any right or benefit provided by this Agreement, then the party prevailing in such litigation, arbitration or mediation shall be entitled, in addition to any damages or other relief awarded to such party to recover all reasonable legal fees and expenses incurred by him or it in connection with such litigation.

IN WITNESS WHEREOF, the parties have executed and delivered or caused the execution and delivery of this Agreement as of the date first set forth above.

JUST GREENS, LLC

By:	/s/ Edward Harwood

Name:	Edward Harwood

Title:	Chief Technology Officer

David Rosenberg

/s/ David Rosenberg
(signature)